23
DLR Financial Overview
Strong and consistent EBITDA
(1)
growth
– $151.4 million in 2006
(2)
, + 41% over 2005; EBITDA margin
(3)
was 53.7% in 2006
(2)
compared to 53.3% in 2005
– $50.7 million in 1Q07
(4)
, + 11% from $45.7 million 4Q06; EBITDA margin
(3)
was 57.0% in
1Q07
(4)
compared to 55.7% in 4Q06
Well supported dividend
– 2.9% yield
(4)
– FFO / AFFO
(1)
payout ratio of 57% / 70%
(5)
for 1Q07
– Increased quarterly common dividend in 4Q06, +8%
Proven access to capital
– YTD 2007
Raised $175.0 million of 4.375% convertible preferred stock: 20% premium
Sold two non-core assets for estimated total gain on sale of $18.0 million
– $900.2 million of capital raised in 2006
Amended credit facility
– Increased facility size from $350 to $500 million; changed financial covenants to enhance financial flexibility;
added redevelopment assets to borrowing base to support redevelopment program
Raised $172.5 million of 4.125% convertible debt: 18% premium
Completed 10 mortgage financings totaling $349.4 million
Raised $228.3 million in net proceeds from two common stock offerings
Increased float by 121.5% from 27.4 million to 60.7 million shares of common stock outstanding
(1) FFO, AFFO and EBITDA are non GAAP financial measures. For a description of FFO, AFFO and EBITDA see page 29.
(2) Including the effect of the gain from the sale of a property in 2006, EBITDA and EBITDA margin for the full year 2006 was $161.7 million and 57.4%, respectively.
(3) EBITDA margin is calculated by dividing EBITDA by Total Operating Revenues.
(4) Including the effect of the gain from the sale of 2 properties during the 1Q07, 1Q07 EBITDA and EBITDA margin was $65.7 million and 61.4%, respectively
(5) Based on most recent quarterly dividend annualized. Dividend yield based on May 17, 2007 closing stock price of $40.17.
(6) FFO payout ratio is dividend declared per common share and unit divided by diluted FFO per share and unit. AFFO payout ratio is dividend declared per common share and unit divided by diluted AFFO per share and unit. For a description of FFO, AFFO and EBITDA see page 29. For a reconciliation to net income see page 30.
Exhibit 99.1